File Pursuant to Rule 424(b)(3)
Registration Statement No. 333-156423
Prospectus Addendum to
the Prospectus dated December 23, 2008

DEPOSITARY SHARES
EACH REPRESENTING 1/1,000TH OF A SHARE OF
FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES A

You should read the accompanying prospectus supplement, which gives the specific terms of the offered depositary shares, together with the accompanying prospectus dated December 23, 2008 of Morgan Stanley. When you read the prospectus supplement with the specific terms of the offered depositary shares, please note that all references in the prospectus supplement to the prospectus dated January 25, 2006, or to any sections of that document, should refer instead to the accompanying prospectus dated December 23, 2008, or to the corresponding section of the accompanying prospectus.

The accompanying prospectus dated December 23, 2008 supersedes the prospectus dated January 25, 2006.

Morgan Stanley & Co. Incorporated will, and other affiliates of Morgan Stanley may, use this prospectus addendum in connection with offers and sales of the depositary shares in market-making transactions.

The depositary shares are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

December 23, 2008